UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2008

APP PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-33407	30-0431736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 East Woodfield Road, Suite 300 East

Schaumburg, Illinois 60173

(Address of Principal Executive Offices) (Zip Code)

(847) 969-2700

(Registrant’s Telephone Number,

Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Consistent with the representations made to the Internal Revenue Service in connection with the receipt of the private letter ruling in the separation, on April 29, 2008, the board of directors of APP Pharmaceuticals, Inc. (the “Company”) promoted Thomas Silberg to President and Chief Executive Officer effective May 1, 2008. He replaces Patrick Soon Shiong, M.D., who remains Chairman of the Board. Consistent with the representations made to the Internal Revenue Service in connection with the receipt of the private letter ruling in the separation, on April 29, 2008, the Company’s board also appointed Richard J. Tajak as Executive Vice President and Chief Financial Officer effective immediately, replacing Lisa Gopalakrishnan.

Mr. Tajak joined the Company as Senior Vice President, Finance in March 2008. Mr. Tajak has over 20 years of broad and extensive pharmaceutical experience, serving most recently as Sr. Vice President, Finance for the North American operations of Astellas Pharmaceuticals, Inc. Prior to that, Mr. Tajak was at Fujisawa Healthcare/USA and Lyphomed, Inc., where he had increasing levels of responsibility in the areas of accounting, finance, SEC reporting, audit and corporate operations. Mr. Tajak holds a Bachelors degree in Finance and an M.B.A from the University of Notre Dame, and is a Certified Public Accountant.

No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Mr. Tajak and any of the Company’s directors or executive officers.

Under the terms of his employment agreement, Mr. Tajak will receive an annual base salary of $350,000, subject to annual review by the Company’s board of directors, and will be eligible to participate in the bonus plan designed for other executive officers. Mr. Tajak’s bonus target will be 50% of his base salary for the first year of employment pro rated for the partial year. In addition, Mr. Tajak received an option to purchase 35,000 shares of the Company’s common stock on April 9, 2008 with an exercise price of $12.80, which was the closing price of our common stock on the date the Board of Directors approved the stock grant. This option will vest in four equal annual installments with the first installment vesting on the first anniversary of the grant date. The agreement also provides that Mr. Tajak will receive a bonus payment of $50,000 in cash on March 31, 2009 if he remains employed as of that date.

In the event that Mr. Tajak’s employment is terminated (i) by the Company without cause, (ii) by him for “Good Reason”, or (iii) within 12 months following a transaction in which the holders of our voting capital stock cease to beneficially own more than 50% of voting capital stock of the Company or a successor following such transaction or the Company sells all or substantially all of its assets, then Mr. Tajak will receive (in addition to his salary up to the termination date and post-termination benefits under company benefit plans) continuation of salary based on his then-current base salary and a bonus (if applicable) paid in monthly installments calculated based on prior bonuses paid, for an eighteen month period after such termination (the “Severance Period”). In addition, Mr. Tajak’s stock option for the purchase of 35,000 shares of common stock would accelerate up to the end of the Severance Period. In the event Mr. Tajak receives severance payments he has agreed to not compete with us during the Severance Period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APP PHARMACEUTICALS, INC.

Date: April 29, 2008	By:	/s/ Richard E. Maroun
Richard E. Maroun Chief Administrative Officer and General Counsel